UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2012

Emergent Health Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 000-54404

208944630
(I.R.S. Employer Identification Number)

20104 VALLEY FORGE CIRCLE
KING OF PRUSSIA 19406
 (Address of principal executive offices) (Zip Code)

866-427-6143
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emergent Health Corp.

Item 8.01 Other Events- Management Discussion and Analysis of First Quarter 2012 Results Compared to First Quarter 2011

Emergent Health Corp. (the "Company") is a non-reporting public company performing a voluntary filing on this Current Report on Form 8-K (the "Form 8-K") to update the  Management Discussion and Analysis of Financial Condition and Results of Operations for the first quarter of 2012 compared to the first quarter of 2011 for its private and public investors.

For the first quarter of 2012, unaudited revenues for Jan. 1 to Mar. 31, 2012 are preliminarily estimated at approximately $494,509.80 compared to $70,837.61 for Jan. 1 to March 31 2011. This would be an up to 600% increase. The Company's sales for the first quarter preliminarily seem to exceed the entire first half of last year by an estimated $300,000.00. The Company attributes this to increased U.S.A. and International demand for multiple new products as well the successful launch of its new MultVitamin-MultiMineral with Stem Cell Nutrition and added Vitamin D. The Company is optimistic. However, there is no guarantee this volume or rate of increase will continue.

Net profit, (unaudited) before taxes for the period Jan. 1 to Mar. 31, 2012, appears preliminarily to be approximately up to $189,195.17. This compares to $30,383.33 for the period Jan 1, to Mar. 31, 2011. On a pretax per share basis this is $0.008 per share for the most recent quarter compared to $0.0013 per share to the comparable quarter last year. This is an approximate up to 600% increase and attributed to added sales plus tight cost control. These margins could decrease as there may be an ongoing need to further increase staff in the future and there is no guarantee these rates of increase will continue.

The Company's total assets as of Mar. 31, 2012 were preliminarily estimated at $1,200,000.00 compared to $ 435,726.00 as of Mar. 31. 2011

The Company's cash position was preliminarily estimated at $1,121,002.00 as of Mar. 31, 2012 compared to $405,556.00 as of Mar. 31, 2011.

The Company believes it is adequately funded for this year and moving forward. The Company expects to further introduce its Anti-Aging supplement this year, as well as other new products. Another 5000 bottle purchase of the Anti-Aging supplement did take place as anticipated last quarter. The Company continues to move forward on a beta networking launch that may make the Anti-Aging project more profitable than acting just as a vendor. The Company intends to retire a Convertible Preferred Stock outstanding to decrease potential dilution in the next quarter.

The above is intended as a “snapshot” overview. The term “preliminarily” is used as the Company is experiencing a Quick Books accounting integration issue. The Company is utilizing manually extracted correlations of cost accounting data from Quick Books, sales revenue figures from selling software and then performing actual bank statement comparisons. This leads to figures the Company believes are realistic estimates until the integration issue is resolved. Exhibits related to unaudited Balance Sheet and Operating Statement for 2012 periods are intended at a later date after further review.

This voluntary filing contains certain "forward-looking" statements, defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors that could cause actual results to differ materially from those estimated by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emergent Health Corp.

Date: June 4, 2012	By:	/s/ John V. Cappello
John V. Cappello
CEO, Chief Financial Officer